SUPPLEMENTARY
CODE OF ETHICS,
STANDARDS OF PROFESSIONAL CONDUCT
AND PERSONAL INVESTMENT GUIDELINES FOR
DIRECTORS, OFFICERS AND EMPLOYEES OF
WILLINGHAM ASSET MANAGEMENT, INC.

JANUARY 17, 1996

Persons Affected

The Code of Ethics, Professional Standards and Personal Investment Guidelines set forth in this memorandum apply to all directors and officers of Willingham Asset Management, Inc. (the Company) as well as any employee of the Company: (a) who makes any investment recommendation for the benefit of the Company's clients or participates in the determination of which such investment recommendation shall be made, (b) whose functions or duties relate to the determination of which investment recommendation shall be made, (c ) who, in connection with his or her functions or duties, obtains any information concerning which securities are to be recommended prior to the communication of such recommendation to the Company's clients, or (d) who obtains, in any manner, information concerning securities recommendations being made by the Company to its clients prior to the communication of such recommendations to the clients involved. The directors, officers and employees affected by the contents of this memorandum are hereinafter referred to collectively as "Representatives" of the Company.

Code of Ethics
1.	Representatives of the Company should conduct themselves with integrity and dignity and encourage such conduct by others.
2.	Representatives of the Company should act with competence and strive to maintain and improve their competence and that of others.
3.	Representatives of the Company should use proper care and exercise independent professional judgment in all matters relating to the Company's clients.

Standard of Professional Conduct
1.

Representatives of the Company shall conduct themselves and encourage the practice of investment advising and financial analysis in a manner that shall reflect credit upon themselves and on the profession. The Company and its Representatives shall comply strictly with all federal and state laws as well as rules and regulations of any governmental agency covering their activities. Representatives of the Company shall comply strictly with all the Company's internal rules, regulations and requirements in order to assist the Company in its compliance with federal and state laws, rules and regulations.

2.

Representatives of the Company shall conduct themselves in such manner that transactions for their customers, clients or employer have priority over personal transactions, and that personal transactions do not, in any event, adversely effect or interfere with the interests of their customers, clients or employer.

3.

Representatives of the Company shall act impartially with respect to their customers and clients, giving each customer or client the benefit of the Company's best efforts in making investment recommendations on behalf of such customer or client.

4.

Representatives of the Company shall, in an addition to the requirements of disclosure required by law and rules and regulations of organizations governing their activities, when making recommendations, disclose to their customers, clients or employer any material conflict of interest relating to them or any material beneficial ownership of the securities involved which could reasonably be expected to impair their ability to render unbiased and objective advice.

5.

Representatives of the Company shall not undertake independent practice for compensation in competition with their employer unless they receive written consent from both the employer and the person for whom such independent practice is to be undertaken.

6.

Portfolios under management shall neither purchase securities from or sell securities to the Company or its Representatives unless full disclosure of the interest of the Company and/or its Representatives in the proposed transaction shall have been made to the client prior to the transaction.

7.

No investment recommendations shall be made involving the securities of companies in which the Company, together with its Representatives, hold in excess of 25 percent of the aggregate of all the then issued and outstanding voting securities, unless full disclosure to the client of the interest of the Company or its Representatives in such company shall have been made prior to or concurrently with such investment recommendation.

8.	Representatives are specifically prohibited from subscribing to public or private offerings of any security with the exception of U.S. Government or state and local governmental issues.
9

Information obtained from Representatives as a result of their association with the Company, particularly with regard to proposed or current portfolio changes, must be treated as confidential material to be used only for the benefit of the Company's clients.

10.	No Representative is to accept extraordinary favors from anyone, whether broker, banker or any other individual, based upon business received, expected or hoped for from the Company.
11.	Representatives must always refrain from trading any securities issued by any issuer with respect to which any Representative or the Company possesses any material non public information.

Administration of Code of Ethics. Professional Standards, and Personal Trading Guidelines

It will be the responsibility of the Company's President to administer the Code of Ethics, Standards of Professional Conduct and Personal Trading Guidelines. Recourse to the Company's Boards of Directors will be permitted should any Representative wish to dispute any decision subsequently made based upon the Code of Ethics, Professional Standards and Personal Trading Guidelines set forth in this memorandum.

WILLINGHAM ASSET MANAGEMENT, INC.

Addendum for Personal Transactions
Code of Ethics
2004

I.     Statement of General Principles

The following general principles should guide the actions of all employees of Willingham Asset Management, Inc. (WAMI) in evaluating and engaging in personal securities transactions:
A.

The interests of the clients are paramount. Employees must conduct themselves and their operations to give maximum effect to this tenet by assiduously placing the interests of the Clients before their own.

B.	All personal transactions in securities by WAMI employees must be accomplished so as to avoid even the appearance of a conflict with the interests of the Clients.
C.

Employees must avoid actions or activities that allow (or appear to allow) a person to profit or benefit from his or her position with respect to the Clients or that otherwise bring into question the person's independence or judgment.

This Code does not attempt to identify all possible conflicts of interests, and literal compliance with each of the specific procedures will not shield a person from liability for personal trading or other conduct that violates any fiduciary duty to the Clients. In addition to the specific prohibitions contained in this Code, each person covered by this Code is subject to a general requirement not to engage in any act or practice that would defraud a Client.

II.    Requirements Applicable to Employees

        A.     Investment Limitations

All employees of WAMI, in connection with the purchase or sale, directly or indirectly, by such person of a Security Held or to be Acquired on behalf of Clients shall not:
1.	employ any device, scheme or artifice to defraud a Client;
2.

make to the Client any untrue statement of a material fact or omit to state to the Client a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading;

3.	engage in any act, practice or course of business that would operate as a fraud or deceit upon the Client; or
4.	engage in any manipulative practice with respect to the Client.

B.     Reporting Obligations

Each employee shall file the following reports with the Review Officer:
1.

Initial Holdings Report. No later than ten (10) days after the person becomes an employee under this Code, each employee must provide to the Review Officer an initial holdings report containing the following information:

	a.	The title, number of shares and principal amount of each Security in which the employee had any direct or indirect beneficial ownership when the person became an employee;
b.

The name of any broker, dealer or bank with whom the employee maintained an account in which any securities were held for the direct or indirect benefit of the employee as of the date the person became an employee; and

	c.	The date that the report is submitted by the employee.
2.	Quarterly Reports. Each employee must provide to the Review Officer, on a quarterly basis, after the end of the quarter, a copy of the employee's brokerage statement showing all transactions.
	a.	With respect to any transaction during the quarter in a Security in which the employee had any direct or indirect beneficial ownership:
i.	The date of the transaction, the title, the interest rate and maturity date (if applicable) and the number of shares or the principal amount of each Covered Security involved;
ii.	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);
iii.	The price at which the transaction was effected.
b.	With respect to any account established by the employee in which any securities were held during the quarter for the direct or indirect benefit of the employee:
i.	The name of the broker, dealer or bank with whom the employee established the account;
ii.	The date the account was established; and
iii.	The date that the report is submitted by the employee.

C.     Transaction Limitations

All employees must pre clear, in writing, all proposed personal transactions in any Securities with, as appropriate, the relevant Review Officer prior to proceeding with the securities transaction, and by all other Portfolio Managers.
a.	Clearance authorizations are effective only until the close of trading on the date the approval is received, unless otherwise indicated in writing.
b.	No transaction in a security may occur within three days of a transaction in the same security for any Client.
c.	No transaction in a security may occur if a transaction for any Client in the same security is under review or in any way contemplated.

III.     Reporting/Review Officer

          B.J. Willingham, President is the Reporting/Review Officer.